EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Hefeng Rescue Equipment, Inc.

A signed original of this written statement required by Section 906 has been provided to China Hefeng Rescue Equipment, Inc. and will be retained by China Hefeng Rescue Equipment, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

April 11, 2013	/s/ Zhengyuan Yan
Zhengyuan Yan (Chief Executive Officer)

April 11, 2013	/s/ Wenqi Yao
Wenqi Yao (Chief Financial Officer)